Exhibit 99.1

News Release	EPL Oil & Gas, Inc.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Oil & Gas, Inc. Announces Planned

$250 Million Private Placement of 8.25% Senior Notes due 2018

New Orleans, Louisiana, October 15, 2012…EPL Oil & Gas, Inc. (“EPL” or the “Company”) (NYSE:EPL) announced today that it intends to offer for sale in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers $250 million in aggregate principal amount of 8.25% senior unsecured notes due 2018 (the “Senior Notes”).

The net proceeds from the sale of Senior Notes will be deposited into escrow pending completion of the Company’s previously-announced acquisition from Hilcorp Energy GOM Holdings, LLC of 100% of the issued and outstanding member interests of Hilcorp Energy GOM, LLC, which owns certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the “Hilcorp Acquisition”). Upon release of the net proceeds from escrow at the closing of the Hilcorp Acquisition, EPL will use those net proceeds to fund a portion of the purchase price for the Hilcorp Acquisition.

The Hilcorp Acquisition is expected to close in the first half of the fourth quarter, assuming all conditions to closing of the Hilcorp Acquisition have been satisfied. The private placement of Senior Notes is not a condition to the closing of the Hilcorp Acquisition. If the closing of the Hilcorp Acquisition does not occur on or prior to December 31, 2012, or if the purchase and sale agreement regarding the Hilcorp Acquisition is terminated at any time on or prior to December 31, 2012, EPL will be required to use the escrowed funds to redeem the Senior Notes at a price equal to 100% of the principal amount plus accrued interest to the redemption date.

The offering of the Senior Notes is subject to market and other conditions and there can be no assurance that the offering will be consummated on the terms described above, or that the offering will be consummated at all.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. EPL plans to offer and sell the notes only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. Actual results may differ materially due to a variety of important factors. Among other items, such factors might include: the inability of the Company to sell the Senior Notes on terms satisfactory to the Company; the failure of the conditions to the closing of the Hilcorp Acquisition to be satisfied or waived; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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